Exhibit 4.30

Supplemental Agreement

Party A: Beijing Zhiwang Huiyun Technology Co., Ltd.

Address: Room 922, Qinglan Building, No.24, East 40, Dongcheng District, Beijing

Party B: Shanghai Xiao-i Robot Technology Company Limited

Address: 7, No.398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

In view of the AI Cloud Platform Service Contract (hereinafter referred to as the “Original Contract”) signed on June 29,2022, both parties hereby enter into the following supplementary agreement on an equal and voluntary basis on the service fee of the original contract and the attachment to the original contract, for both parties to abide by:

1.	Party A and Party B agree to use Clause 1 of Article 6 of the original Contract ” During the service period of this contract, Monthly service fee is RMB 4, 800, 000 (in words four million eight hundred thousand only), The total amount is RMB 57, 600, 000 (in words five seven and six hundred thousand only), For details, please refer to Appendix I “AI Cloud Platform Service Contract Quotation Table”, changed to ” During the service period of this contract, Monthly service fee is RMB 3, 030, 000. The total amount is RMB 36, 360, 000. For specific details, please refer to Annex I “AI Cloud Platform Service Contract Quotation Table”.

2.	Both parties agree to change the contents contained in Appendix 1 of AI Cloud Platform Service Contract Quotation Table of the original Contract to the contents contained in Appendix 1 of AI Cloud Platform Service Contract Quotation Table of this Agreement.

3.	This Agreement is an important part of the original contract and has the same legal effect as the original agreement. The original agreement shall prevail; the remaining content shall be subject to the original contract.

4.	This Agreement shall come into force upon being sealed by both parties and shall not have effect on the part of the original contract performed before it takes effect.

5.	This Agreement is made in duplicate, with each party holding one copy and each copy having the same legal effect.

(No text available below)

Party A:	Party B:
Seal:	Seal:
Date: June 15, 2023	Date: June 21, 2023

Annex I:

AI cloud platform service contract quotation table